EMPLOYMENT AGREEMENT

AGREEMENT made as of the 1st day of June, 2007 by and between Michael Sid (hereinafter referred to as the “Employee”) and MediaMorph, Inc., a Delaware.

WITNESSETH:

WHEREAS, MediaMorph, Inc. (the “Company”) is engaged in the business of the developing and commercializing software and internet-based services relating to the management of digital content; and

WHEREAS, the Company desires to employ the Employee for the purpose of securing for the Company the experience, ability and services of the Employee; and

WHEREAS, the Employee desires to be employed by the Company pursuant to the terms and conditions herein set forth, superseding all prior oral and written employment agreements and term sheets and letters between the Company, its subsidiaries and/or predecessors and Employee.

NOW, THEREFORE, it is mutually agreed by and between the parties hereto as follows:

ARTICLE I
DEFINITIONS

1.1 Accrued Compensation. “Accrued Compensation” shall mean an amount which shall include all amounts earned or accrued through the “Termination Date” (as defined below) but not paid as of the Termination Date, including (i) Base Salary, (ii) reimbursement for business expenses incurred by the Employee on behalf of the Company, pursuant to the Company’s expense reimbursement policy in effect at such time, (iii) expense allowance, (iv) vacation pay per Company Policy, and (v) bonuses and incentive compensation earned and awarded prior to the Termination Date.

1.2 Cause. “Cause” shall mean: (i) willful disobedience by the Employee of a reasonable, material and lawful instruction of the Board of Directors of the Company consistent with the duties and functions of Employee’s position; (ii) conviction of the Employee of any misdemeanor involving fraud or embezzlement or similar crime, or any felony; (iii) fraud, gross negligence or willful misconduct in the performance of any material duties to the Company; or (iv) excessive absences from work, other than for illness or Disability; provided that the Company shall not have the right to terminate the employment of Employee pursuant to the foregoing clauses (i), (iii) or (iv) above unless written notice specifying such breach shall have been given to the Employee and, in the case of breach which is capable of being cured, the Employee shall have failed to cure such breach within thirty (30) days after his receipt of such notice.

1.3 Change in Control. “Change in Control” shall mean any of the following events:

a. (i) An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of forty percent (40%) or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a “Non-Control Acquisition” (as defined below) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (1) an employee benefit plan (or a trust forming a part thereof) maintained by (x) the Company or (y) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a “Subsidiary”), or (2) the Company or any Subsidiary.

(ii) Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because a Person (the “Subject Person”) gained Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

b. The individuals who, as of the date this Agreement is approved by the Board, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least two-thirds of the Board; provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered and defined as a member of the Incumbent Board; and provided, further, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual “Election Contest” (as described in Rule 14a-11 promulgated under the 1934 Act) or other solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”); or

c. Approval by stockholders of the Company of:

(i) A merger, consolidation or reorganization involving the Company, unless: (1) the stockholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, at least sixty percent (60%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization, (2) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation, and (3) no Person (other than the Company, any Subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any Subsidiary) becomes Beneficial Owner of twenty percent (20%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities as a result of such merger, consolidation or reorganization, a transaction described in clauses (1) through (3) shall herein be referred to as a “Non-Control Transaction”; or

(ii) An agreement for the sale or other disposition of all or substantially all of the assets of the Company, to any Person, other than a transfer to a Subsidiary, in one transaction or a series of related transactions.

(iii) The stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company.

d. Notwithstanding anything contained in this Agreement to the contrary, if the Employee’s employment is terminated prior to a Change in Control and the Employee reasonably demonstrates that such termination (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control (a “Third Party”) or (ii) otherwise occurred in connection with, or in anticipation of, a Change in Control, then for all purposes of this Agreement, the date of a Change in Control with respect to the Employee shall mean the date immediately prior to the date of such termination of the Employee’s employment.

1.4 Continuation Benefits. “Continuation Benefits” shall be the continuation of the Benefits, as defined in Section 5.1, for the period from the Termination Date to either (i) the later of the Expiration Date, or the end of the month in which the one-year anniversary of the Termination Date occurs, or (ii) such other period as specifically stated by this Agreement (the “Continuation Period”), at the Company’s expense, less any normal payroll deductions, on behalf of the Employee and his dependents; provided, however, if any of the Benefits required to be provided by the Company during the Continuation Period under the Company’s benefit plans are, pursuant to the terms of such plans, not available to non-employees of the Company, the Company, at its sole cost and expense, less any normal payroll deductions, shall be required to provide such benefits as shall be reasonably available and substantially similar to the benefits provided to employees of the Company. The Company’s obligation hereunder with respect to the foregoing benefits shall also be limited to the extent that if the Employee obtains such benefits pursuant to a subsequent employer’s benefit plan, the Company may reduce the coverage of any benefits it is required to provide the Employee hereunder as long as the aggregate coverage and benefits of the combined benefit plans is no less favorable to the Employee than the coverage and benefits required to be provided hereunder. This definition of Continuation Benefits shall not be interpreted so as to limit any benefits to which the Employee, his dependents or beneficiaries may be entitled under any of the Company’s employee benefit plans, programs or practices following the Employee’s termination of employment, including, without limitation, retiree medical and life insurance benefits.

1.5 Disability. “Disability” shall mean a physical or mental infirmity which impairs the Employee’s ability to substantially perform his duties with the Company for a period of three consecutive months, and the Employee has not returned to his full time employment prior to the Termination Date as stated in the “Notice of Termination” (as defined below).

1.6 Good Reason. “Good Reason” shall mean without the written consent of the Employee: (A) a material breach of any provision of this Agreement by the Company; (B) failure by the Company to pay when due any compensation to the Employee; (C) a reduction in the Employee’s Base Salary; (D) failure by the Company to maintain the Employee in the positions referred to in Section 2.1 of this Agreement; (E) assignment to the Employee of any duties materially and adversely inconsistent with the Employee’s positions, authority, duties, responsibilities, powers, functions, reporting relationship or title as contemplated by Section 2.1 of this Agreement or any other action by the Company that results in a material diminution of such positions, authority, duties, responsibilities, powers, functions, reporting relationship or title; (F) relocation of the principal office of the Company or the Employee’s principal place of employment to a location outside a 60 (sixty) mile radius of the present location in New York City, New York, without the Employee’s written consent; or (G) a Change in Control, provided the event on which the Change of Control is predicated occurs within 120 days of the service of the Notice of Termination by the Employee, it being understood that Employee shall have the right to terminate his employment under this Section 1.6 (G) for any reason or no reason within such 120 day period; and provided further, however, that the Employee agrees not to terminate his employment for Good Reason pursuant to clauses (A) through (F) unless (a) the Employee has given the Company at least 30 days’ prior written notice of his intent to terminate his employment for Good Reason, which notice shall specify the facts and circumstances constituting Good Reason; and (b) the Company has not remedied such facts and circumstances constituting Good Reason to the reasonable and good faith satisfaction of the Employee within a 30-day period after receipt of such notice.

1.7 Notice of Termination. “Notice of Termination” shall mean a written notice from the Company, or the Employee, of termination of the Employee’s employment which indicates the specific termination provision in this Agreement relied upon, if any, and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated.

1.8 Severance Payment. “Severance Payment” shall mean an amount equal to six months of the greater of (A) the Employee’s Base Salary in effect on the Termination Date and (B) the highest Base Salary in effect at any time during the ninety (90) day period prior to the Termination Date. The Severance Payment shall be payable as provided in Section 9. For purposes of computing the Severance Payment, Base Salary shall include any automatic increases to Base Salary to which the Employee would have been entitled had this Agreement not been terminated.

1.9 Termination Date. Termination Date shall mean (i) in the case of the Employee’s death, his date of death; (ii) in the case of Good Reason, 30 days from the date the Notice of Termination is given to the Company, provided the Company has not remedied such facts and circumstances constituting Good Reason to the reasonable and good faith satisfaction of the Employee; (iii) in the case of termination of employment on or after the Expiration Date, the last day of employment; and (iv) in all other cases, the date specified in the Notice of Termination; provided, however, if the Employee’s employment is terminated by the Company for any reason except Cause, the date specified in the Notice of Termination shall be at least 30 days from the date the Notice of Termination is given to the Employee, and provided further that in the case of Disability, the Employee shall not have returned to the full-time performance of his duties during such period of at least 30 days.

ARTICLE II
EMPLOYMENT

2.1 Subject to and upon the terms and conditions of this Agreement, the Company hereby agrees to employ the Employee, and the Employee hereby accepts such employment in his capacity as President and Chief Executive Officer. The Company shall nominate Employee, and use its best efforts to have Employee elected to the Board of Directors of the Company (the “Board”) throughout the term of this Agreement. The Employee agrees to resign from the Board upon the termination of employment for any reason.

ARTICLE III
DUTIES

3.1 The Employee shall, during the term of his employment with the Company, and subject to the direction and control of the Board, report directly to the Board and shall exercise such authority, perform such executive duties and functions and discharge such responsibilities as are reasonably associated with his executive position or as may be reasonably assigned or delegated to him from time to time by the Board, consistent with his position as President and Chief Executive Officer. In general, Employee shall have management authority with respect to, and responsibility for, the overall operations and day-to-day business and affairs of the Company and all major operating units and executives of the Company shall report, either directly or indirectly (through other executives of the Company or its subsidiaries who report directly to the Employee) to the Employee.

3.2 During the term of this Agreement and excluding periods of vacation and sick leave to which the Employee is entitled, the Employee agrees to devote substantially all of his business time and attention to the affairs of the Company and, to the extent necessary to discharge the responsibilities assigned hereunder, use his best efforts in the performance of his duties for the Company and any subsidiary corporation of the Company. During the term of this Agreement the Employee may, so long as it does not materially interfere with his duties hereunder: (i) subject to Article VII hereof, serve on the board of directors (or equivalent bodies) of civic, non-profit, or charitable organizations or entities unaffiliated with the Company, (ii) deliver lectures or otherwise participate in speaking engagements, and (iii) manage his personal investments and affairs.

3.3 Employee shall undertake regular travel to the Company’s executive and operational offices, and such other occasional travel within or outside the United States as is or may be reasonably necessary in the interests of the Company. All such travel shall be at the sole cost and expense of the Company and all airplane travel shall be first or business class, or otherwise fully reimbursed at cost, to the extent that such reimbursements do not exceed the approximate equivalent published fare for first or business class travel.

ARTICLE IV
COMPENSATION

4.1 Commencing October 1, 2007 and thereafter during the term of this Agreement, Employee shall be compensated at the rate of $150,000 per annum, subject to such increases to be determined by the Board, or if the Board so designates, a compensation committee of the Board, in its discretion, at the commencement of each of the Company’s fiscal years during the term of this Agreement (the “Base Salary”). Base Salary shall be paid to the Employee in regular installments on each of the Company’s regular pay dates for executives, but no less frequently than monthly.

4.2 Employee shall be eligible to receive a bonus (the “Bonus”) in the discretion of the Board, or if the Board so designates, a Compensation Committee of the Board based on the annual performance of the Company. The Bonus will be based on Employee’s achievement of revenue and income targets and other key objectives established at the commencement of each fiscal year by the Board or if the Board so designates, the Compensation Committee of the Board and reasonably acceptable to the Employee.

4.3 The Bonus shall be paid to the at such time as the amount of the Bonus for such period can reasonably be audited by the Company’s independent accountants, as may be determined by the Board. The Company shall deduct from Employee’s compensation all federal, state, and local taxes which it may now or may hereafter be required to deduct under applicable law.

4.4 Employee may receive such other additional compensation as may be determined from time to time by the Board including bonuses and other long term compensation plans. Nothing in this subparagraph 4.4 shall be deemed or construed to require the Board to award any bonus or additional compensation.

ARTICLE V
BENEFITS

5.1 During the term hereof, the Company shall provide Employee with the following benefits, as such benefits may change from time to time (the “Benefits”): (i) group health care and insurance benefits as generally made available to the Company’s senior management; and (ii) such other benefits (including insurance related benefits, holiday, sick leave, personal days, etc.) obtained by the Company or made generally available to the Company’s senior management;

5.2 The Company shall reimburse Employee, upon presentation of the Company’s standard expense report accompanied by appropriate vouchers and other suitable documentation, incurred by Employee on behalf of the Company, provided such expenditure is consistent with Company policy.

5.3 In the event the Company wishes to obtain Key Man life insurance on the life of Employee, Employee agrees to cooperate with the Company in completing any applications necessary to obtain such insurance and promptly submit to such physical examinations and furnish such information as any proposed insurance carrier may request.

5.4 For the term of this Agreement, Employee shall be entitled to paid vacation at the rate of (4) weeks per annum.

ARTICLE VI
NON-DISCLOSURE

6.1 The Employee shall not, at any time during or after the termination of his employment hereunder, except when acting on behalf of and with the authorization of the Company, or when required by law or legal process, or where appropriate in response to regulatory authorities, make use of or disclose to any person, corporation, or other entity, for any purpose whatsoever, any trade secret or other confidential information concerning the Company’s business, finances, marketing, computerized payroll, accounting and information business, personnel and/or employee leasing business of the Company and its subsidiaries, including information relating to any customer of the Company, or any other nonpublic business information of the Company and/or its subsidiaries learned as a consequence of Employee’s employment with the Company, except for information available publicly or from other non-confidential sources (collectively referred to as the “Proprietary Information”). The Employee acknowledges that Proprietary Information, as they may exist from time to time, are valuable and unique assets of the Company, and that disclosure of any such information would cause substantial injury to the Company. Proprietary Information shall cease to be Proprietary Information, as applicable, at such time as such information becomes public other than through disclosure, directly or indirectly, by Employee in violation of this Agreement.

6.2 If Employee is requested or required (by oral questions, interrogatories, requests for information or document subpoenas, civil investigative demands, or similar process) to disclose any Proprietary Information, Employee shall, unless prohibited by law, promptly notify the Company of such request(s) so that the Company may seek an appropriate protective order.

ARTICLE VII
RESTRICTIVE COVENANTS

7.1 In the event of the termination of Employee’s employment with the Company at any time, Employee agrees that he will not, for a period of one (1) year following such termination, directly or indirectly, enter into or become associated with or engage in any other business (whether as a partner, officer, director, shareholder, employee, consultant, or otherwise), which business is primarily involved in the development, marketing, licensing and/or distribution of software or internet-based products or services that are the same or substantially similar to the business of the Company in competition with the Company, or which the Company was in the process of developing during the term of Employee’s employment with the Company and such development is based on actual or demonstrative anticipated research (a “Competitive Business”). Notwithstanding the foregoing, the ownership by Employee of less than two percent of the shares of any publicly held corporation shall not violate the provisions of this Article VII. In furtherance of the foregoing, Employee shall not during the aforesaid period of non-competition, directly or indirectly, in connection with any Competitive Business solicit any customer or employee of the Company who was a customer or employee of the Company within one year of the Termination Date.

7.2 Except as otherwise may be agreed by the Company in writing, in consideration of the employment of Employee by the Company, and free of any additional obligations of the Company to make additional payment to Employee, Employee agrees to irrevocably assign to the Company any and all inventions, software, manuscripts, documentation, improvements or other intellectual property whether or not protectable by any state or federal laws relating to the protection of intellectual property, relating to the present or future business of the Company that are developed by Employee during the term of his/her employment with the Company, either alone or jointly with others, and whether or not developed during normal business hours or arising within the scope of his/her duties of employment. Employee agrees that all such inventions, software, manuscripts, documentation, improvement or other intellectual property shall be and remain the sole and exclusive property of the Company and shall be deemed the product of work for hire. Employee hereby agrees to execute such assignments and other documents as the Company may consider appropriate to vest all right, title and interest therein to the Company and hereby appoints the Company Employee’s attorney-in-fact with full powers to execute such document itself in the event employee fails or is unable to provide the Company with such signed documents. Notwithstanding the foregoing, this provision does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on Employee’s own time, unless (a) the invention relates (i) to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Employee for the Company.

7.3 If any court shall hold that the duration of non-competition or any other restriction contained in this Article VII is unenforceable, it is our intention that same shall not thereby be terminated but shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable or, in the alternative, such judicially substituted term may be substituted therefor.

ARTICLE VIII
TERM

8.1 This Agreement shall be effective upon execution by both parties hereto and the employment term (the “Initial Term”) shall commence on June 1, 2007 (the “Commencement Date”) and terminate on May 31, 2009 (the “Expiration Date”), unless sooner terminated upon the death of the Employee, or as otherwise provided herein.

8.2 The Company shall notify in writing the Employee of the Company’s intention to continue Employee’s employment beyond the Expiration Date no less than 90 days prior to the Expiration Date. Upon termination of the Employee’s employment with the Company, the Company shall pay Employee, in addition to any other payments due hereunder, the amounts due under Article IX.

ARTICLE IX
TERMINATION

9.1 The Company may terminate this Agreement by giving a Notice of Termination to the Employee in accordance with this Agreement:

a.	for Disability;
b.	for Cause
c.	without Cause.

9.2 Employee may terminate this Agreement at any time by giving 30 days prior written Notice of Termination to the Company in accordance with this Agreement.

9.3 If the Employee’s employment with the Company shall be terminated, the Company shall pay and/or provide to the Employee (or his estate) the following compensation and benefits:

a.	if the Employee was terminated by the Company for Cause, or the Employee terminates without Good Reason, the Accrued Compensation;
b.	if the Employee was terminated by the Company for Disability, the Accrued Compensation, the Severance Payment and the Continuation Benefits; or
c.	if termination was due to the Employee’s death, the Accrued Compensation; or
d.

if the Employee was terminated by the Company without Cause or the Employee terminates this Agreement for Good Reason, (i) the Accrued Compensation; (ii) the Severance Payment; and (iii) the Continuation Benefits.

e.

In the event the Company fails to notify the Employee in accordance with Section 8.2, or after notifying the Employee fails to reach an agreement on a new employment agreement prior to the Expiration Date, Employee’s employment shall terminate on the Expiration Date and the Company shall pay the Employee the Severance Payment; Accrued Compensation, and the Continuation Benefits.

9.4 The amounts payable under Section 9.3, shall be paid as follows:

a.	Accrued Compensation shall be paid on the first regular pay date after the Termination Date (or earlier, if required by applicable law).
b.

If the Continuation Benefits are paid in cash, the aggregate amount of the Continuation Benefits shall be paid as follows: 25% in one lump sum on the first regular pay date after the Termination Date, and the balance in five equal monthly installments commencing one month after the Termination Date (or earlier, if required by applicable law) on the Company’s regular pay dates.

c.

The Severance Payments shall be paid as follows: 25% in one lump sum within five business days of the Termination Date, and the balance in five equal monthly installments commencing one month after the Termination Date (or earlier, if required by applicable law) on the Company’s regular pay dates;

d.

Notwithstanding the foregoing, in the event counsel for the Employee advises the Employee that any payments should be deferred for six months after the Termination Date, the Company shall defer the payment of all such payments for six months (the “Deferral Period”), and pay, in one lump sum on the sixth month anniversary of the Termination Date, all payments deferred during the Deferral Period, and thereafter all payments shall continue as otherwise provided in this Agreement.

9.5 The Employee shall not be required to mitigate the amount of any payment, including the value of any Continuation Benefit, provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Employee in any subsequent employment except as provided in Sections 1.4.

9.6 For a period of three years following the termination of this Agreement, Employee agrees that he will not make any negative or derogatory statements in verbal, written, electronic or any other form about the Company, including, but not limited to, a negative or derogatory statement made in, or in connection with, any article or book, on a website, in a chat room or via the internet except where such statement is required by law or regulation. During such three year period, none of the executive officers and directors shall make any negative or derogatory statements in verbal, written, electronic or any other form about the Employee, including, but not limited to, a negative or derogatory statement made in, or in connection with, any article or book, on a website, in a chat room or via the internet except where such statement is required by law or regulation.

ARTICLE X
TERMINATION OF PRIOR AGREEMENTS

10.1 This Agreement, and any stock option, bonus plan and benefit plans, sets forth the entire agreement between the parties and supersedes all prior agreements, letters and understandings between the parties, whether oral or written prior to the effective date of this Agreement, except for the terms of employee stock option plans and option certificates.

ARTICLE XI
RESTRICTED STOCK AND OTHER EQUITY AWARDS

11.1 The Company issued Employee 1,044,000 shares of Common Stock of the Company (the “Original Shares”) on April 10, 2007 (the “Issue Date”). Employee agrees that simultaneously with the execution of this Agreement, as further consideration for the consideration and benefits being paid by the Company hereunder, that the Original Shares shall be subject to the vesting requirements described herein. It is hereby agreed by the Company and Employee that fifty percent of the Original Shares shall vest upon the six month anniversary of the Issue Date and the remaining fifty-percent shall vest upon the twelve month anniversary of the Issue Date. Except as specified in Section 11.2, if Employee renders continuous service to the Company from the date hereof to a vesting date, on each such vesting date the Company shall deliver to Employee a certificate representing such number of the Original Shares as shall vest on such date. Other than as provided for in Section 11.2, the termination of Employee’s employment prior to any vesting date shall automatically result in the cancellation of the unvested portion of Employee’s Original Shares and such unvested Original Shares shall be returned to the status of authorized but unissued shares effective as of such termination date.

11.2 In the event of a (i) Change of Control, as defined in Section 1.3, or (ii) termination of Employee’s employment with the Company without cause, pursuant to Section 9.1(c) or by the Employee for Good Reason, then the conditions to the vesting of the Original Shares shall be deemed void and all such Original Shares shall be immediately and fully vested and delivered to the Employee.

11.3 To the extent that Employee is eligible to sell the Original Shares, Employee agrees that during the initial term of this Agreement (as defined in Section 8.1) and for a period of twelve months following any termination or expiration of the original term of this Agreement, Employee hereby agrees to restrict sales of the Original Shares which shall have vested as of the date of such termination or expiration, such that the number of shares Employee can publicly sell shall be equal to the number of shares Employee would be eligible to sell pursuant to the volume restrictions of Rule 144 (as in effect on the Commencement Date) adopted by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. Notwithstanding the foregoing restrictions, Employee shall be permitted to transfer Original Shares without regard to the resale restrictions specified herein in connection with (i) private transactions exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(1) thereof, (ii) transfers for estate planning purposes or (iii) bona fide gifts, so long as any such transferee signs a written instrument satisfactory to the Company in its sole discretion evidencing such transferee’s agreement to be bound by the provisions of this Section 11.3 with respect to the Original Shares so transferred. Employee further agrees that the certificates representing the Original Shares shall bear a legend substantially as follows:

“The securities represented by this certificate are subject to certain restrictions set forth in that certain Employment Agreement, dated as of __________, 2007, as may be amended or modified from time to time, by and between MediaMorph, Inc. and Michael Sid.”

11.4 Employee shall be eligible to receive additional equity compensation awards under the Company’s equity compensation plans as such awards may be granted by the Company’s Board of Directors or board committee established for the purpose of administering any such compensation plans, in their sole discretion. Any such awards shall be based on Employee’s duties and responsibilities and other criteria established by the Board of Directors or committee and the amount and terms of such awards, if any, shall be subject to the terms and conditions of the Company’s equity compensation plans and such additional terms as may be set forth in a certificate representing the award.

ARTICLE XII
ARBITRATION AND INDEMNIFICATION

12.1 Any dispute arising out of the interpretation, application, and/or performance of this Agreement with the sole exception of any claim, breach, or violation arising under Articles VI or VII hereof shall be settled through final and binding arbitration before a single arbitrator in the State of New York in accordance with the Rules of the American Arbitration Association. The arbitrator shall be selected by the American Arbitration Association and shall be an attorney-at-law experienced in the field of corporate law. Any judgment upon any arbitration award may be entered in any court, federal or state, having competent jurisdiction of the parties.

12.2 The Company hereby agrees to indemnify, defend, and hold harmless the Employee for any and all claims arising from or related to his employment by the Company at any time asserted, at any place asserted, to the fullest extent permitted by law. The Company shall maintain such insurance as is necessary and reasonable (with minimum coverage of not less than $2,000,000) to protect the Employee from any and all claims arising from or in connection with his employment by the Company during the term of Employee’s employment with the Company and for a period of six (6) years after the date of termination of employment for any reason. The provisions of this Section are in addition to and not in lieu of any indemnification, defense or other benefit to which Employee may be entitled by statute, regulation, common law or otherwise.

ARTICLE XIII
SEVERABILITY

If any provision of this Agreement shall be held invalid and unenforceable, the remainder of this Agreement shall remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall remain in full force and effect in all other circumstances.

ARTICLE XIV
NOTICE

For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when (a) personally delivered or (b) sent by (i) a nationally recognized overnight courier service or (ii) certified mail, return receipt requested, postage prepaid and in each case addressed to the respective addresses as set forth below or to any such other address as the party to receive the notice shall advise by due notice given in accordance with this paragraph. All notices and communications shall be deemed to have been received on (A) if delivered by personal service, the date of delivery thereof; (B) if delivered by a nationally recognized overnight courier service, on the first business day following deposit with such courier service; or (C) on the third business day after the mailing thereof via certified mail. Notwithstanding the foregoing, any notice of change of address shall be effective only upon receipt.

The current addresses of the parties are as follows:

IF TO THE COMPANY:	MediaMorph, Inc.
WITH A COPY TO:	Victor J. DiGioia Goldstein & DiGioia, LLP 45 Broadway New York, NY 10006
IF TO THE EMPLOYEE:	Michael Sid

ARTICLE XV

BENEFIT

This Agreement shall inure to, and shall be binding upon, the parties hereto, the successors and assigns of the Company, and the heirs and personal representatives of the Employee.

ARTICLE XVI

ENTIRE AGREEMENT; WAIVER

This Agreement contains the entire agreement between the parties hereto. No change, addition, or amendment shall be made hereto, except by written agreement signed by the parties hereto. The waiver by either party of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of construction and validity.

ARTICLE XVII

GOVERNING LAW; JURISDICTION

This Agreement has been negotiated and executed in the State of New York. The law of the State of New York shall govern the construction and validity of this Agreement. Any or all actions or proceedings which may be brought by the Company or Employee under this Agreement shall be brought in courts having a situs within the State of New York, and Employee and the Company each hereby consent to the jurisdiction of any local, state, or federal court located within the State of New York.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and affixed their hands and seals the day and year first above written.

MediaMorph, Inc.

By:	/s/ Shahid Khan
Shahid Khan, Chairman of the Board

Employee

/s/ Michael Sid
Michael Sid Employee